Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS FOURTH QUARTER 2021 RESULTS
Revenues improve 18% sequentially; Fluids Systems returns to profitability
Company provides update on ongoing strategic portfolio review

THE WOODLANDS, TX – February 17, 2022 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its fourth quarter ended December 31, 2021. Total revenues for the fourth quarter of 2021 were $179.6 million compared to $151.8 million for the third quarter of 2021 and $129.7 million for the fourth quarter of 2020. Net loss for the fourth quarter of 2021 was $3.7 million, or ($0.04) per share, compared to net loss of $10.5 million, or ($0.11) per share, for the third quarter of 2021, and net loss of $18.4 million, or ($0.20) per share, for the fourth quarter of 2020.
Fourth quarter 2021 operating results include $0.02 per share in after-tax charges including the impact of $0.9 million of pre-tax restructuring related charges in the Fluids Systems segment and $0.9 million of incremental pre-tax expenses in the Industrial Solutions segment related to a multi-year sales tax audit and insurance reserves.
Paul Howes, Newpark’s Chief Executive Officer, stated, “Our fourth quarter results reflect the benefit of our continued expansion in the power transmission market, as well as the improving market dynamics in the global oil and gas sector. Consolidated revenues increased 18% sequentially to $180 million in the fourth quarter, benefiting from strong growth in both the Industrial Solutions and Fluids Systems segments.
“The Industrial Solutions segment generated $52 million of revenues in the fourth quarter, reflecting an 18% sequential improvement, benefiting from the anticipated year-end strength for Site and Access Solutions product sales into the utilities sector. The Industrial Solutions segment operating margin declined modestly to 16% in the fourth quarter, impacted by the anticipated headwind from elevated raw materials costs and the lack of industrial blending production volume, as well as the elevated expenses associated with the sales tax audit and insurance reserves.”
Howes continued, “The Fluids Systems segment revenues also improved 18% sequentially, driven by broad-based growth across most of our key markets. In North America, revenues improved by 17% sequentially to $83 million, including 21% sequential growth from both U.S. land and Canada. These improvements were partially offset by a $2 million decline in the Gulf of Mexico, driven by further project delays with a primary customer experiencing drillship mechanical issues. International revenues improved 21% sequentially to $45 million in the fourth quarter, driven primarily by increased activities in North Africa. As a result of the revenue improvement and ongoing cost reduction efforts, the Fluids Systems segment returned to positive operating income, despite incurring the restructuring charges. Corporate office expenses were also elevated in the fourth quarter, primarily reflecting higher long-term incentive expense driven by the Company’s share price performance relative to our peer group, as well as increased legal and professional expenses, primarily attributable to M&A activity and the restructuring of certain subsidiary legal entities within Europe.

“Regarding cash flows, operating activities used cash of $17 million in the fourth quarter, including a $35 million increase in receivables driven by the higher revenue level. Receivable DSO’s remained elevated in the fourth quarter, due in part to the timing of large projects and product sales within the quarter, though we expect DSO’s will normalize in the first quarter and provide a favorable tailwind for cash generation,” added Howes. “Net cash used in investing activities were $10 million in the fourth quarter, including $13 million to fund a strategic acquisition in the Industrial Solutions segment which expands our geographic reach in the Northeast and strengthens our utility industry customer base.”
Strategic Review Update
As part of the ongoing business and portfolio review, the Company announced that the Board of Directors recently approved two near-term actions intended to enhance liquidity available for investment in higher returning businesses, as the Company remains focused on taking the necessary steps to improve returns on invested capital and enhance long-term value for shareholders. These actions include winding down our industrial blending operations in the next few months and pursuing the sale of the industrial blending and warehouse facility and related equipment located in Conroe, Texas. Industrial blending contributed $9 million of revenues in 2021 while incurring a $2 million operating loss and ended the year with roughly $20 million of net capital employed. As a result of the plan to exit and dispose of the assets used in the Industrial Blending business, we may incur pre-tax charges in the range of approximately $4 million to $8 million primarily related to the non-cash impairment of long-lived assets, which we expect to recognize in the first quarter of 2022.
Second, the Company will explore strategic options for the U.S. mineral grinding business, which supplies ground barite and other minerals to the U.S. Fluids Systems business, as well as to third parties in the oil and gas and industrial markets. The mineral grinding business contributed total third-party revenues of $36 million in 2021 yielding approximately break-even operating income and ended the year with $47 million of net capital employed, including roughly $25 million of net working capital.
Segment Results
The Fluids Systems segment generated revenues of $127.9 million for the fourth quarter of 2021 compared to $108.0 million for the third quarter of 2021 and $79.4 million for the fourth quarter of 2020. Segment operating income was $0.9 million for the fourth quarter of 2021 compared to an operating loss of $6.6 million for the third quarter of 2021 and an operating loss of $20.1 million for the fourth quarter of 2020. Operating income for the fourth quarter of 2021 includes $0.9 million of charges primarily related to facility exit and severance costs. Operating loss for the third quarter of 2021 includes $4.0 million of charges primarily related to self-insured costs associated with Hurricane Ida damage to our Fourchon, Louisiana Fluids Systems operating base, facility exit, and severance costs. Operating loss for the fourth quarter of 2020 includes $11.2 million of net charges, primarily related to our exit from Brazil including $11.7 million of charges for the non-cash recognition of cumulative foreign currency translation losses.
The Industrial Solutions segment generated revenues of $51.7 million for the fourth quarter of 2021 compared to $43.8 million for the third quarter of 2021 and $50.3 million for the fourth quarter of 2020. Segment operating income was $8.4 million for the fourth quarter of 2021 compared to operating income of $8.1 million for the third quarter of 2021 and operating income of $9.5 million for the fourth quarter of 2020. Operating income for the fourth quarter of 2021 includes $0.9 million of incremental pre-tax expenses related to a multi-year sales tax audit and insurance reserves.

Conference Call
Newpark has scheduled a conference call to discuss fourth quarter 2021 results and its near-term operational outlook, which will be broadcast live over the Internet, on Friday, February 18, 2022 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through March 4, 2022 and may be accessed by dialing 201-612-7415 and using pass code 13726215#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a geographically diversified supplier providing products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Reports on Form 10-Q as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; business acquisitions and capital investments; our market competition; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. There can be no assurances that the ongoing portfolio review will result in any transaction, and no specific timeline has been established for the completion of the portfolio review. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues	$179,563	$151,797	$129,705	$614,781	$492,625
Cost of revenues	153,182	132,273	115,583	529,552	473,258
Selling, general and administrative expenses	26,690	23,864	20,374	94,445	86,604
Other operating (income) loss, net	(250)	1,723	(1,424)	(391)	(3,330)
Impairments	—	—	11,689	—	14,727
Operating loss	(59)	(6,063)	(16,517)	(8,825)	(78,634)

Foreign currency exchange (gain) loss	(314)	25	35	(397)	3,378
Interest expense, net	2,057	2,176	2,462	8,805	10,986
(Gain) loss on extinguishment of debt	—	210	—	1,000	(419)
Loss before income taxes	(1,802)	(8,474)	(19,014)	(18,233)	(92,579)

Provision (benefit) for income taxes	1,879	2,011	(580)	7,293	(11,883)
Net loss	$(3,681)	$(10,485)	$(18,434)	$(25,526)	$(80,696)

Calculation of EPS:
Net loss - basic and diluted	$(3,681)	$(10,485)	$(18,434)	$(25,526)	$(80,696)

Weighted average common shares outstanding - basic	92,043	91,932	90,624	91,460	90,198
Dilutive effect of stock options and restricted stock awards	—	—	—	—	—
Dilutive effect of Convertible Notes	—	—	—	—	—
Weighted average common shares outstanding - diluted	92,043	91,932	90,624	91,460	90,198

Net loss per common share - basic:	$(0.04)	$(0.11)	$(0.20)	$(0.28)	$(0.89)
Net loss per common share - diluted:	$(0.04)	$(0.11)	$(0.20)	$(0.28)	$(0.89)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
Fluids Systems	$127,892	$107,955	$79,430	$420,789	$354,608
Industrial Solutions	51,671	43,842	50,275	193,992	138,017
Total revenues	$179,563	$151,797	$129,705	$614,781	$492,625

Operating income (loss)
Fluids Systems (1)	$932	$(6,646)	$(20,119)	$(19,012)	$(66,403)
Industrial Solutions (2)	8,357	8,103	9,531	39,733	13,459
Corporate office	(9,348)	(7,520)	(5,929)	(29,546)	(25,690)
Total operating loss	$(59)	$(6,063)	$(16,517)	$(8,825)	$(78,634)

Segment operating margin
Fluids Systems	0.7%	(6.2)%	(25.3)%	(4.5)%	(18.7)%
Industrial Solutions	16.2%	18.5%	19.0%	20.5%	9.8%
(1)Fluids Systems operating results include the impact of the following pre-tax charges:

Fluids Systems	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Fourchon, Louisiana hurricane-related costs	$—	$2,596	$—	$2,596	$—
Facility exit costs and other	708	1,691	(1,288)	2,399	(201)
Severance costs	152	564	442	1,329	3,729
Kenedy, Texas facility fire insurance settlement	—	(849)	—	(849)	—
Brazil exit impairment - Recognition of cumulative foreign currency translation losses	—	—	11,689	—	11,689
Inventory write-downs	—	—	359	—	10,345
Property, plant and equipment impairments	—	—	—	—	3,038
	$860	$4,002	$11,202	$5,475	$28,600
(2)    Industrial Solutions operating income for the three months ended December 31, 2021 includes $0.9 million of incremental pre-tax expenses related to a multi-year sales tax audit and insurance reserves. Industrial Solutions operating income for the twelve months ended December 31, 2021 includes $0.9 million of incremental pre-tax expenses related to a multi-year sales tax audit and insurance reserves, as well as a $1.0 million gain related to a legal settlement.

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$24,088	$24,197
Receivables, net	194,296	141,045
Inventories	155,341	147,857
Prepaid expenses and other current assets	14,787	15,081
Total current assets	388,512	328,180

Property, plant and equipment, net	260,256	277,696
Operating lease assets	27,569	30,969
Goodwill	47,283	42,444
Other intangible assets, net	24,959	25,428
Deferred tax assets	2,316	1,706
Other assets	1,991	2,769
Total assets	$752,886	$709,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$19,210	$67,472
Accounts payable	84,585	49,252
Accrued liabilities	46,597	36,934
Total current liabilities	150,392	153,658

Long-term debt, less current portion	95,593	19,690
Noncurrent operating lease liabilities	22,352	25,068
Deferred tax liabilities	11,819	13,368
Other noncurrent liabilities	10,344	9,376
Total liabilities	290,500	221,160

Common stock, $0.01 par value (200,000,000 shares authorized and 109,330,733 and 107,587,786 shares issued, respectively)	1,093	1,076
Paid-in capital	634,929	627,031
Accumulated other comprehensive loss	(61,480)	(54,172)
Retained earnings	24,345	50,937
Treasury stock, at cost (16,981,147 and 16,781,150 shares, respectively)	(136,501)	(136,840)
Total stockholders’ equity	462,386	488,032
Total liabilities and stockholders' equity	$752,886	$709,192

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
(In thousands)	2021	2020
Cash flows from operating activities:
Net loss	$(25,526)	$(80,696)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Impairments and other non-cash charges	—	25,072
Depreciation and amortization	42,225	45,314
Stock-based compensation expense	7,926	6,578
Provision for deferred income taxes	(1,209)	(18,850)
Credit loss expense	664	1,427
Gain on sale of assets	(7,182)	(6,531)
Gain on insurance recovery	(849)	—
(Gain) loss on extinguishment of debt	1,000	(419)
Amortization of original issue discount and debt issuance costs	3,707	5,152
Change in assets and liabilities:
(Increase) decrease in receivables	(61,283)	70,994
(Increase) decrease in inventories	(10,336)	39,889
Increase in other assets	(726)	(686)
Increase (decrease) in accounts payable	36,341	(29,457)
Increase (decrease) in accrued liabilities and other	12,235	(1,996)
Net cash provided by (used in) operating activities	(3,013)	55,791

Cash flows from investing activities:
Capital expenditures	(21,793)	(15,794)
Business acquisitions, net of cash acquired	(13,434)	—
Proceeds from sale of property, plant and equipment	15,999	12,399
Proceeds from insurance property claim	1,753	—
Net cash used in investing activities	(17,475)	(3,395)

Cash flows from financing activities:
Borrowings on lines of credit	286,154	173,794
Payments on lines of credit	(208,575)	(221,781)
Purchases of Convertible Notes	(28,137)	(29,124)
Payment on Convertible Notes	(38,567)	—
Proceeds from term loan	8,258	—
Proceeds from financing obligation	8,004	—
Debt issuance costs	(295)	—
Purchases of treasury stock	(1,448)	(333)
Other financing activities	(3,986)	(497)
Net cash provided by (used in) financing activities	21,408	(77,941)

Effect of exchange rate changes on cash	(1,779)	(970)

Net decrease in cash, cash equivalents, and restricted cash	(859)	(26,515)
Cash, cash equivalents, and restricted cash at beginning of period	30,348	56,863
Cash, cash equivalents, and restricted cash at end of period	$29,489	$30,348

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)
To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss) (GAAP) (1)	$(3,681)	$(10,485)	$(18,434)	$(25,526)	$(80,696)
Interest expense, net	2,057	2,176	2,462	8,805	10,986
Provision (benefit) for income taxes	1,879	2,011	(580)	7,293	(11,883)
Depreciation and amortization	10,216	10,516	11,128	42,225	45,314
EBITDA (non-GAAP) (1)	$10,471	$4,218	$(5,424)	$32,797	$(36,279)
(1)See above for charges included.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Operating income (loss) (GAAP) (1)	$932	$(6,646)	$(20,119)	$(19,012)	$(66,403)
Depreciation and amortization	4,292	4,421	4,869	17,877	20,555
EBITDA (non-GAAP) (1)	5,224	(2,225)	(15,250)	(1,135)	(45,848)
Revenues	127,892	107,955	79,430	420,789	354,608
Operating Margin (GAAP)	0.7%	(6.2)%	(25.3)%	(4.5)%	(18.7)%
EBITDA Margin (non-GAAP)	4.1%	(2.1)%	(19.2)%	(0.3)%	(12.9)%
(1)See above for charges included.

Industrial Solutions	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Operating income (GAAP)	$8,357	$8,103	$9,531	$39,733	$13,459
Depreciation and amortization	5,230	4,993	5,186	20,399	20,427
EBITDA (non-GAAP)	13,587	13,096	14,717	60,132	33,886
Revenues	51,671	43,842	50,275	193,992	138,017
Operating Margin (GAAP)	16.2%	18.5%	19.0%	20.5%	9.8%
EBITDA Margin (non-GAAP)	26.3%	29.9%	29.3%	31.0%	24.6%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company's free cash flow:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net cash provided by (used in) operating activities (GAAP)	$(16,683)	$(12,167)	$15,498	$(3,013)	$55,791
Capital expenditures	(2,690)	(8,626)	(1,185)	(21,793)	(15,794)
Proceeds from sale of property, plant and equipment	4,269	2,522	1,902	15,999	12,399
Free Cash Flow (non-GAAP)	$(15,104)	$(18,271)	$16,215	$(8,807)	$52,396

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	December 31, 2021	December 31, 2020
Current debt	$19,210	$67,472
Long-term debt, less current portion	95,593	19,690
Total Debt	114,803	87,162
Total stockholders’ equity	462,386	488,032
Total Capital	$577,189	$575,194

Ratio of Total Debt to Capital	19.9%	15.2%

Total Debt	$114,803	$87,162
Less: cash and cash equivalents	(24,088)	(24,197)
Net Debt	90,715	62,965
Total stockholders’ equity	462,386	488,032
Total Capital, Net of Cash	$553,101	$550,997

Ratio of Net Debt to Capital	16.4%	11.4%
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